Exhibit 99.1
Lennox International appoints Todd M. Bluedorn chief executive officer
     (DALLAS, March 19, 2007) – Lennox International (LII) has appointed Todd M. Bluedorn as chief executive officer, effective April 2, 2007. Bluedorn will succeed Bob Schjerven, who announced his pending retirement in September, 2006. Bluedorn was also appointed to the LII board of directors effective April 2, taking the seat that will be vacated by Schjerven.
     Most recently Bluedorn served as President, Americas for Otis Elevator Company, a division of United Technologies Corporation.
     “Todd is an excellent and exciting appointment for LII CEO,” said Rich Thompson, LII chairman. “He has in-depth global knowledge of product development, manufacturing, marketing, and sourcing, as well as highly successful direct experience in the heating, ventilation, and air conditioning industry. We welcome his proven drive to face challenges and succeed as we move forward with our plans for continued growth.”
     In addition to President, Americas for Otis Elevator, Todd Bluedorn’s career at United Technologies Corporation, which began in 1995, encompassed several senior leadership positions of increasing responsibility, including: President, North America – Commercial Heating, Ventilation, and Air Conditioning for Carrier Corporation; President, Hamilton Sundstrand Industrial; Vice President, Southeast Asia Region for Carrier Corporation; Vice President, North American Truck and Trailer for Carrier Corporation, and Director, Strategic Planning. He also served as an engagement manager for McKinsey Company before joining United Technologies.
     Graduating with distinction from the United States Military Academy, West Point in 1985 with a BS in Electrical Engineering, Bluedorn earned an MBA with distinction from Harvard University in 1992. While serving in the United States Army from 1985 to 1990, he was a combat engineer officer and United States Army Ranger.
     “We also acknowledge the outstanding leadership of Bob Schjerven as CEO over the past six years – evident in the extraordinary management team he has positioned for our future success,” said Thompson. “His legacy is a financially strong company that is a recognized leader in the markets we serve, and we wish him the very best on his retirement.” Schjerven will hold the title CEO Emeritus until his retirement June 30.
     Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII”. Additional information is available at: http://www.lennoxinternational.com or by contacting Karen O’Shea, vice president, communications and public relations, at 972-497-5172.
     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see LII’s publicly available filings with the Securities and Exchange Commission. LII disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.